As was reported in a Form 8-K filed on March 29, 1999, Morris & Miller,
Ltd. (and its sister company, Mathew and Markson, Ltd.) initially acquired the Shares of Common Stock of the Issuer which are the subject of this Report pursuant to an agreement (the "Stock Purchase Agreement") signed and executed on March 16, 1999, between Telco Billing, Inc.; Mathew and Markson, Ltd.; Morris and Miller, Ltd.; and RIGL Corporation ("RIGL"), which was the former name of the Issuer. Mathew and Markson, Ltd. and Morris & Miller, Ltd. were the sole shareholders of Telco.

      Pursuant to the Stock Purchase Agreement, Morris & Miller, Ltd. surrendered its shares of Telco, and, in exchange, Morris & Miller, Ltd. received 1,100,000 Shares of RIGL.

      Subsequently, as reported in a Form 8-K filed on June 30, 1999, on June 15, 1999, 8,250,000 additional Shares of Common Stock of the Issuer were issued to Morris & Miller, Ltd. pursuant to the Stock Purchase Agreement, bringing its holdings to 9,350,000 Shares.

      Subsequently, as reflected in a Schedule 14A filed on August 15, 2001, as of July 24, 2001, Morris & Miller, Ltd. had disposed of 25,000 Shares of Common Stock of the Issuer. This transaction was a gift.

      Therefore, as of July 24, 2001, the total number of Shares of Common Stock of the Issuer held by Morris & Miller, Ltd. was as follows:

            Prior Balance                           9,350,000 Shares
            (Disposition)                            (25,000 Shares)
            New Balance                             9,325,000 Shares